Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal Year 2022 Results

NEWARK, NJ — June 2, 2022: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications services, today reported results for the third quarter of its 2022 fiscal year, the three months ended April 30, 2022.

THIRD QUARTER FISCAL YEAR 2022 (3Q22) HIGHLIGHTS

(Throughout this release, results are for 3Q22 and are compared to 3Q21 unless otherwise noted. All ‘per share’ results are per diluted share. Please see the final page of this release for important supplemental information on asterisked metrics.)

●	Key business unit revenue and related metrics:

○	National Retail Solutions (NRS) recurring revenue* increased 101.9% to $10.0 million. Active terminals increased by 1,400 sequentially to approximately 17,900, and payment processing accounts increased by 1,200 sequentially to approximately 9,200.

○	net2phone subscription revenue** increased 42.0% to $14.2 million. Seats served increased by 22,000 sequentially, including nearly 7,000 through the previously announced acquisition of a CCaaS provider, to approximately 279,000.

○	Money Transfer revenue increased 51.5% to $15.5 million. Transaction volumes increased by 27.1% to 2.4 million, with solid growth in both direct to consumer and retail channels.

●	Consolidated revenue decreased 12.2% to $328 million from $374 million. Direct cost of revenue decreased 17.7% to $248 million from $301 million.

●	Consolidated income from operations decreased to $13.3 million from $13.9 million.

●	Net income attributable to IDT decreased to $4.8 million from $36.3 million, and EPS decreased to $0.18 from $1.39. In 3Q22, EPS included the impact of a $0.13 per share loss from marked-to-market investments. In 3Q21, EPS included the positive impacts of both a $0.92 per share reversal of income tax valuation allowances and a $0.21 per share gain from marked-to-market investments.

●	Adjusted EBITDA*** increased to $18.0 million from $17.9 million.

●	Non-GAAP EPS*** was $0.23 compared to $0.47.

REMARKS BY SHMUEL JONAS, CEO

“Each of our three high-margin, high-growth businesses had a very strong third quarter, helping us to again achieve solid levels of consolidated income from operations and Adjusted EBITDA, consistent with our results from the first two quarters of our fiscal year.

“NRS added nearly 1,400 net POS terminals and 1,200 net payment processing accounts during the third quarter, maintaining the accelerated rate of acquisitions achieved in the second quarter. NRS recurring revenue increased 102% year-over-year, keyed by strong merchant service and advertising sales. Looking ahead, we expect that NRS will sustain robust, high-margin growth in the coming quarters. In particular, we expect advertising and data offerings to benefit from both long-term trends such as the increasing allocation of advertising budgets to out-of-home venues, as well as from seasonal tailwinds including increased political advertising heading into the second half of the calendar year.

1

“net2phone’s strategic focus on the SMB and small enterprise markets within North and South America, efficient execution, and acquisition of CCaaS provider Integra all contributed to solid growth in the third quarter. Subscription revenue increased 42% year-over-year due primarily to the addition of approximately 22,000 seats during the quarter —including almost 7,000 seats from the Integra acquisition. Seat growth was again strongest in our Latin American markets although our U.S. business performed nearly as well. We will begin selling our CCaaS offering in North America in the current - fourth - quarter of our fiscal year and expect its expansion to gradually become a key driver of seat growth and ARPU expansion.

“BOSS Money, our international remittance business, increased revenue 51% to $15.5 million driven both by a 27% year-over-year increase in transaction volumes and a comparably robust increase in revenue per transaction – including both transfer fees and revenue derived from foreign exchange. We continue to build out our disbursement networks, particularly in Africa and the Caribbean, and to fine-tune our direct-to-consumer pricing strategies to capture additional revenue and margins. BOSS Money also continues to benefit from its integration into the BOSS Revolution Calling app last October, providing another example of our ability to generate growth by deploying our offerings across multiple channels and platforms.

“In our Traditional Communications segment, revenue decreased by $59.9 million or 17% to $285.9 million. The surge in demand for paid voice that we experienced during the COVID pandemic is now retreating and exacerbating the impact of the underlying declines in retail calling and wholesale carrier services. Our Mobile Top-Up business underperformed this quarter but we are investing in technology, marketing, and sales to improve its performance.

Because Traditional Communications’ lost revenue overall was skewed to lower margin sales, income from operations from this segment decreased $3.0 million year-over-year to $17.4 million. On a consolidated basis, income from operations decreased $0.5 million to $13.3 million while Adjusted EBITDA*** increased $0.1 million to $18.0 million. We expect that as our growth businesses continue to expand, our consolidated bottom-line results in the coming quarters will increasingly reflect their contributions.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	3Q22	2Q22	3Q21	3Q22 - 3Q21 change (%/$)
Revenue	$328	$337	$374	(12.2)%
Direct cost of revenue	$248	$257	$301	(17.7)%
SG&A expense	$63	$61	$55	+13.8%
Depreciation and amortization	$4.5	$4.4	$4.4	+1.9%
Income from operations	$13.3	$13.8	$13.9	(3.9)%
Net income attributable to IDT	$4.8	$7.5	$36.3	$(31.5)
Adjusted EBITDA***	$18.0	$18.7	$17.9	+0.7%
Earnings per diluted share	$0.18	$0.28	$1.39	$(1.21)
Non-GAAP net income***	$6.0	$8.8	$12.3	$(6.3)
Non-GAAP EPS***	$0.23	$0.33	$0.47	$(0.24)

2

RESULTS BY SEGMENT

(Results are for 3Q22 and are compared to 3Q21 except where otherwise noted)

(in millions)	Fintech			net2phone-UCaaS			Traditional Communications
	3Q22	2Q22	3Q21	3Q22	2Q22	3Q21	3Q22	2Q22	3Q21
Revenue	$26.9	$23.1	$16.6	$15.6	$13.5	$11.4	$285.9	$300.4	$345.7
Direct cost of revenue	$8.2	$7.3	$6.0	$2.6	$2.4	$2.2	$236.7	$247.6	$292.6
SG&A expense	$17.9	$15.3	$11.6	$13.8	$13.0	$11.8	$29.3	$30.4	$30.0
Income (loss) from operations	$0.2	$(0.2)	$(1.4)	$(2.3)	$(2.9)	$(4.0)	$17.4	$19.9	$20.4
Adjusted EBITDA***	$0.8	$0.4	$(1.0)	$(0.9)	$(1.9)	$(2.6)	$19.9	$22.4	$23.1
Capital expenditures	$1.2	$1.3	$1.3	$1.4	$1.3	$1.3	$1.9	$1.9	$1.9

Fintech

Fintech comprises National Retail Solutions (NRS), an operator of a nationwide Point-Of-Sale (POS) retail network providing merchant services, digital advertising, transaction data, and ancillary services, and BOSS Money, a provider of international money remittances.

In 3Q22 and 3Q21, the Fintech segment accounted for 8.2% and 4.4% of IDT’s consolidated revenue, respectively.

NRS Results (Revenue $ in thousands)	3Q22	2Q22	3Q21	3Q22 -3Q21 change %
POS terminals, active – end of period	17,900	16,500	13,100	37%
Payment processing accounts – end of period	9,200	8,000	4,900	89%

NRS recurring revenue
Merchant services and other	$4,765	$3,810	$2,116	+125%
Advertising & data	3,729	3,901	1,958	+90%
SaaS fees	1,462	1,318	856	+71%
Total recurring revenue	$9,956	$9,029	$4,930	+102%

POS terminal sales	1,427	1,591	1,454	(2)%
Total NRS revenue	$11,383	$10,620	$6,384	+78%

Monthly average recurring revenue per terminal (excl. POS terminal sales revenue)****	$193	$190	$131	+47%

NRS Take-Aways:

●	As of April 30, 2022, NRS’ POS terminal network comprised approximately 17,900 active POS terminals, an increase of 37% compared to a year earlier, and approximately 9,200 payment processing accounts, a year over year increase of 89%.

●	NRS revenue increased 78.3% to $11.4 million from $6.4 million and recurring revenue* increased by 101.9% to $10.0 million from $4.9 million. The increases were driven by the expansion of the NRS POS and payment processing networks and increased merchant services and digital-out-of-home (DOOH) advertising & data sales.

3

●	NRS monthly average recurring revenue per terminal**** increased to $193 from $131.

●	During 3Q22, NRS announced a partnership with OnPoint, a leading provider of scan data programs for the independent and small chain C-store market. Through the partnership, OnPoint will promote the NRS POS system and payment processing service to prospective C-store clients.

BOSS Money Take-Aways:

●	Transaction volumes increased 27% to 2.37 million from 1.86 million in the year-ago period.

●	Revenue increased 51.5% to $15.5 million from $10.3 million.

●	BOSS Money continued to expand its global payments network including announced expansions of service to Ethiopia and Jamaica.

net2phone-UCaaS

In 3Q22 and 3Q21, the net2phone-UCaaS segment accounted for 4.7% and 3.1% of IDT’s consolidated revenue, respectively.

net2phone-UCaaS Take-aways:

●	Total seats served increased 33% to 279,000 at April 30, 2022 including approximately 7,000 seats added through the Integra CCaaS acquisition, from 210,000 a year earlier.

●	Subscription revenue** increased 42.0% to $14.2 million from $10.0 million, led by strong growth in both net2phone’s South and North American regions and the addition of Integra’s CCaaS revenue for the final two months of the quarter.

●	During 3Q22, IDT announced a postponement of the planned spin-off of net2phone, in light of market conditions.

Traditional Communications

In 3Q22 and 3Q21, the Traditional Communications segment accounted for 87.1% and 92.5% of IDT’s consolidated revenue, respectively.

Traditional Communications Take-Aways:

●	Mobile Top-Up revenue decreased 12.6% to $115.9 million from $132.6 million.

●	BOSS Revolution Calling revenue decreased 17.6% to $91.8 million from $111.4 million, while minutes-of-use decreased 21.2% compared to the year-ago quarter. The decreases reflect the erosion of the surge in demand for voice calls that began with the onset of the COVID pandemic, on top of the underlying decline of the paid voice communications market.

●	IDT Global’s carrier services revenue decreased 24.3% to $67.1 million from $88.6 million reflecting a 24.2% decrease in minutes-of-use as the wholesale paid voice market contracted at an accelerated rate.

4

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense increased to $1.8 million in 3Q22 from $1.7 million in 3Q21.

As of April 30, 2022, IDT held $136.0 million in cash, cash equivalents, debt securities, and current equity investments. Current assets totaled $371.1 million and current liabilities totaled $315.4 million.

Net cash provided by operating activities during 3Q22 was $1.6 million compared to $12.5 million during 3Q21. Exclusive of changes in customer deposit balances at our Gibraltar-based bank, net cash provided by operating activities during 3Q22 was $9.6 million compared to $12.5 million during 3Q21.

Capital expenditures increased to $4.8 million in 3Q22 from $4.6 million in 3Q21.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and request the IDT Corporation call (participant access code: 733921).

A replay of the conference call will be available approximately three hours after the call concludes through June 15, 2022. To access the call replay, dial 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and provide this replay number: 45654. The replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud and traditional communications services. We make it easy for families to communicate and support each other across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Money international remittance and BOSS Revolution international calling services make sending money and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s communications-as-a-service solutions provide businesses with intelligently integrated cloud communications and collaboration tools across channels and devices. Our IDT Global and IDT Express wholesale offerings enable communications service enterprises to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

5

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30,	July 31,
	2022	2021
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$97,139	$107,147
Restricted cash and cash equivalents	100,957	119,769
Debt securities	22,706	14,012
Equity investments	16,179	42,434
Trade accounts receivable, net of allowance for doubtful accounts of $5,061 at April 30, 2022 and $4,438 at July 31, 2021	52,881	46,644
Disbursement prefunding	37,111	27,656
Prepaid expenses	16,676	13,694
Other current assets	27,442	16,779

Total current assets	371,091	388,135
Property, plant, and equipment, net	33,447	30,829
Goodwill	26,490	14,897
Other intangibles, net	10,041	7,578
Equity investments	7,319	11,654
Operating lease right-of-use assets	7,919	7,671
Deferred income tax assets, net	36,598	41,502
Other assets	10,365	10,389

Total assets	$503,270	$512,655

Liabilities and equity
Current liabilities:
Trade accounts payable	$27,817	$24,502
Accrued expenses	118,285	129,085
Deferred revenue	39,054	42,293
Customer deposits	95,104	115,524
Other current liabilities	35,103	27,930

Total current liabilities	315,363	339,334
Operating lease liabilities	5,322	5,473
Other liabilities	6,326	1,234

Total liabilities	327,011	346,041
Commitments and contingencies
Redeemable noncontrolling interest	10,099	—
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2022 and July 31, 2021	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 27,725 and 26,379 shares issued and 24,667 and 24,187 shares outstanding at April 30, 2022 and July 31, 2021, respectively	277	264
Additional paid-in capital	295,915	278,021
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,058 and 2,192 shares of Class B common stock at April 30, 2022 and July 31, 2021, respectively	(88,175)	(60,413)
Accumulated other comprehensive loss	(11,341)	(10,183)
Accumulated deficit	(33,072)	(42,858)
Total IDT Corporation stockholders’ equity	163,637	164,864
Noncontrolling interests	2,523	1,750

Total equity	166,160	166,614

Total liabilities and equity	$503,270	$512,655

6

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2022	2021	2022	2021
	(in thousands, except per share data)

Revenues	$328,353	$373,831	$1,035,494	$1,057,022
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	247,565	300,797	796,516	843,116
Selling, general and administrative (i)	62,772	55,148	183,948	161,591
Depreciation and amortization	4,509	4,425	13,333	13,381
Severance	—	184	67	439

Total costs and expenses	314,846	360,554	993,864	1,018,527
Other operating (expense) gain, net	(179)	595	(709)	1,550

Income from operations	13,328	13,872	40,921	40,045
Interest income, net	85	125	217	223
Other (expense) income, net	(5,068)	3,815	(24,234)	5,608

Income before income taxes	8,345	17,812	16,904	45,876
(Provision for) benefit from income taxes	(3,239)	18,586	(5,887)	12,142

Net income	5,106	36,398	11,017	58,018
Net (income) attributable to noncontrolling interests	(335)	(50)	(1,231)	(274)

Net income attributable to IDT Corporation	$4,771	$36,348	$9,786	$57,744

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.18	$1.42	$0.38	$2.27
Diluted	$0.18	$1.39	$0.37	$2.23
Weighted-average number of shares used in calculation of earnings per share:
Basic	25,901	25,530	25,706	25,475
Diluted	26,205	26,136	26,455	25,903

(i) Stock-based compensation included in selling, general and administrative expenses	$1,245	$275	$1,840	$1,215

7

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended April 30,
	2022	2021
	(in thousands)

Operating activities
Net income	$11,017	$58,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,333	13,381
Deferred income taxes	4,624	(13,811)
Provision for doubtful accounts receivable	1,578	1,220
Net unrealized loss (gain) from marketable securities	19,705	(508)
Stock-based compensation	1,840	1,215
Other	3,486	(4,415)
Change in assets and liabilities:
Trade accounts receivable	(8,461)	1,626
Disbursement prefunding, prepaid expenses, other current assets, and other assets	(20,504)	(7,961)
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	(2,566)	(2,154)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(9,843)	(11,078)
Deferred revenue	(948)	2,611

Net cash provided by operating activities	13,261	38,144
Investing activities
Capital expenditures	(13,794)	(13,455)
Purchase of convertible preferred stock in equity method investment	(1,051)	(4,000)
Payments for acquisitions, net of cash acquired	(7,546)	(2,656)
Purchase of Rafael Holdings, Inc. Class B common stock and warrant	—	(5,000)
Exercise of warrant to purchase shares of Rafael Holdings, Inc. Class B common stock	—	(1,000)
Purchases of debt securities and equity investments	(11,277)	(39,347)
Proceeds from maturities and sales of debt securities and redemptions of equity investments	7,752	18,670

Net cash used in investing activities	(25,916)	(46,788)
Financing activities
Distributions to noncontrolling interests	(359)	(646)
Proceeds from other liabilities	2,301	—
Repayment of other liabilities.	(1,319)	(69)
Proceeds from borrowings under revolving credit facility	2,566	—
Repayment of borrowings under revolving credit facility.	(2,566)	—
Proceeds from sale of redeemable equity in subsidiary	10,000	—
Proceeds from exercise of stock options	137	686
Repurchases of Class B common stock	(12,832)	(4,192)

Net cash used in financing activities	(2,072)	(4,221)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(14,093)	6,652

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(28,820)	(6,213)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	226,916	201,222

Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$198,096	$195,009

Supplemental schedule of non-cash investing and financing activities
Liabilities incurred for acquisitions	$7,849	$393

Shares of the Company’s Class B common stock issued for acquisition	$1,000	$—

Cashless exercise of stock options in exchange for shares of the Company’s Class B common stock	$14,930	$—

8

Reconciliation of Non-GAAP Financial Measures for the

Third Quarter Fiscal 2022 and 2021

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 3Q22, 2Q22, and 3Q21, Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share (EPS), all of which are non-GAAP measures. Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts other operating gains. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2022 and fiscal 2021 periods.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

9

Other operating (expense) gain, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS. Other operating (expense) gain, net includes legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer, a gain from the write-off of a contingent consideration liability, expense for other legal and regulatory matters, and a gain from the sale of IDT’s rights under a class action lawsuit. From time-to-time, IDT may have gains or incur costs related to non-routine legal and regulatory matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 3Q21, due to continued and projected profitability, IDT was able to release a portion of its valuation allowance that was recorded against its deferred tax assets. This income tax benefit was excluded from IDT’s non-GAAP net income and non-GAAP EPS because it was only indirectly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income, and (c) for non-GAAP EPS, diluted earnings per share.

10

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone- UCaaS	Fintech	Corporate
Three Months Ended April 30, 2022 (3Q22)
Net income attributable to IDT Corporation	$4.8
Adjustments:
Net income attributable to noncontrolling interests	0.3
Net income	5.1
Provision for income taxes	3.2
Income before income taxes	8.3
Interest income, net	(0.1)
Other expense, net	5.1
Income (loss) from operations	13.3	$17.4	$(2.3)	$0.2	$(2.0)
Depreciation and amortization	4.5	2.5	1.3	0.7	-
Other operating expense, net	0.2	-	-	-	0.2
Adjusted EBITDA	$18.0	$19.9	$(0.9)	$0.8	$(1.8)

	Total IDT Corporation	Traditional Communica-tions	net2phone- UCaaS	Fintech	Corporate
Three Months Ended January 31, 2022 (2Q22)
Net income attributable to IDT Corporation	$7.5
Adjustments:
Net income attributable to noncontrolling interests	0.8
Net income	8.3
Provision for income taxes	2.7
Income before income taxes	11.0
Interest income, net	(0.1)
Other expense, net	2.9
Income (loss) from operations	13.8	$19.9	$(2.9)	$(0.2)	$(3.0)
Depreciation and amortization	4.4	2.5	1.3	0.6	-
Other operating expense (gain), net	0.4	-	(0.3)	-	0.7
Adjusted EBITDA	$18.7	$22.4	$(1.9)	$0.4	$(2.3)

11

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communica-tions	net2phone- UCaaS	Fintech	Corporate
Three Months Ended April 30, 2021 (3Q21)
Net income attributable to IDT Corporation	$36.3
Adjustments:
Net income attributable to noncontrolling interests	0.1
Net income	36.4
Benefit from income taxes	(18.6)
Income before income taxes	17.8
Interest income, net	(0.1)
Other income, net	(3.8)
Income (loss) from operations	13.9	$20.4	$(4.0)	$(1.4)	$(1.1)
Depreciation and amortization	4.4	2.5	1.4	0.5	-
Severance expense	0.2	0.2	-	-	-
Other operating (gain) expense, net	(0.6)	0.1	-	(0.1)	(0.6)
Adjusted EBITDA	$17.9	$23.1	$(2.6)	$(1.0)	$(1.7)

12

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings per share to Non-GAAP EPS

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	3Q22	2Q22	3Q21

Net income	$5.1	$8.3	$36.4
Adjustments (add) subtract:
Stock-based compensation	(1.2)	(0.3)	(0.3)
Severance expense	-	-	(0.2)
Other operating (expense) gain, net	(0.2)	(0.4)	0.6
Release of DTA valuation allowance	-	-	24.0
Total adjustments	(1.4)	(0.7)	24.1
Income tax effect of total adjustments	(0.5)	(0.2)	-
	0.9	0.5	(24.1)
Non-GAAP net income	$6.0	$8.8	$12.3

Earnings per share:
Basic	$0.18	$0.29	$1.42
Total adjustments	0.05	0.05	(0.94)
Non-GAAP - basic	$0.23	$0.34	$0.48

Weighted-average number of shares used in calculation of basic earnings per share	25.9	25.7	25.5

Diluted	$0.18	$0.28	$1.39
Total adjustments	0.05	0.05	(0.92)
Non-GAAP - diluted	$0.23	$0.33	$0.47

Weighted-average number of shares used in calculation of diluted earnings per share	26.2	26.5	26.1

13

Explanation of Key Performance Metrics

NRS’ Monthly Average Recurring Revenue per Terminal is a financial metric. Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ recurring revenue by the average number of active POS terminals during the period. NRS’ recurring revenue is NRS’ revenue in accordance with GAAP excluding revenue from POS terminal sales. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. NRS’ recurring revenue divided by the average number of active POS terminals is divided by three when the period is a fiscal quarter. Monthly Average Recurring Revenue per Terminal is useful for comparisons of NRS’ revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

net2phone-UCaaS’ cloud communications offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone-UCaaS’ revenues and direct cost of revenues are strong indications of the top-line growth and performance of the business.

Supplemental Information

* NRS’ recurring revenue is a key performance metric. Please refer to the Explanation of Key Performance Metrics above for an explanation of this metric.

** net2phone subscription revenue is a key performance metric. Please refer to the Explanation of Key Performance Metrics above for an explanation of this metric.

*** Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures earlier in this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

**** NRS’ Monthly Average Recurring Revenue per Terminal is a key performance metric. Please refer to the Explanation of Key Performance Metrics above for an explanation of this metric.

# # #

14